Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the StarTek, Inc. Employee Stock Purchase Plan of our report dated March 7, 2014, with respect to the consolidated financial statements of StarTek, Inc. for the year ended December 31, 2013 included in the Annual Report (Form 10-K) for the year ended December 31, 2015.

/s/ Ernst & Young LLP

Denver, Colorado
August 9, 2016